Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 is presented to give effect to the transactions contemplated by the Merger and Reorganization Agreement (the ValenzaBio Merger Agreement), dated December 20, 2022, by and among ACELYRIN, INC. (the Company or ACELYRIN), ValenzaBio, Inc. (ValenzaBio), WH1, INC. (Merger Sub I), WH2, LLC (Merger Sub II) and Seller Representatives LLC (Seller LLC). The ValenzaBio Merger Agreement contemplated, among other things, the merger of Merger Sub I with and into ValenzaBio, with ValenzaBio as the surviving entity and continuing as a direct, wholly owned subsidiary of the Company (the First Merger), and promptly thereafter, the merger of ValenzaBio with and into Merger Sub II, with Merger Sub II as the surviving entity and continuing as a direct, wholly owned subsidiary of the Company (the Second Merger) (collectively, the Acquisition). The Acquisition closed on January 4, 2023 (the Closing Date). On the Closing Date, the Company (i) issued 18,885,731 shares of its common stock and paid $7,663 in cash to one non-accredited investor in exchange for 100% of the outstanding common stock of ValenzaBio and (ii) assumed options of ValenzaBio option holders who entered into consulting agreements with the Company, which became options for the purchase of an aggregate of 1,249,811 shares of the Company’s common stock upon the closing of the Acquisition on January 4, 2023. Outstanding shares and options were exchanged at an exchange ratio of 0.8027010-for-one.

The Acquisition is reflected in the pro forma condensed combined statements of operations in accordance with Financial Reporting Standards Board (“FASB”) Accounting Standards Codification (“ASC 805”), Business Combinations, and FASB ASC 350, Intangibles – Goodwill and Other. The Company determined that the Acquisition should be accounted for as an asset acquisition after considering whether substantially all of the fair value of the gross assets acquired was concentrated in a single asset or group of assets and whether the Company acquired a substantive process capable of significantly contributing to the ability to create outputs.

A pro forma combined balance sheet has not been presented as the Acquisition is reflected in the historical balance sheet of the Company as of December 31, 2023, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the Securities and Exchange Commission (the SEC) on March 28, 2024 (the 2023 10-K). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 gives effect to the Acquisition assuming that it closed on January 1, 2023 and is based upon and derived from ACELYRIN’s consolidated statement of operations and comprehensive loss information for the year ended December 31, 2023 included in the 2013 10-K and ValenzaBio’s statement of operations information for the period from January 1, 2023 to January 4, 2023 derived from the accounting records of ValenzaBio. Operations of the acquired ValenzaBio business are reflected in ACELYRIN’s consolidated statement of operations and comprehensive loss after January 4, 2023.

The unaudited pro forma condensed combined statements of operations have been prepared in accordance with Article 11 of Regulation S-X and is not necessarily indicative of the combined results of operations to be expected in future periods or the results that actually would have been realized had the Company and ValenzaBio been a combined company as of January 1, 2023. The unaudited pro forma condensed combined statement of operations does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses associated with the Acquisition. The unaudited pro forma condensed combined statement of operations also does not include any integration costs. The assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined statement of operations are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined statement of operations as well as with the historical financial statements and accompanying notes of the Company included in the 2023 10-K and the historical financial statements and accompanying notes of ValenzaBio included in Exhibit 99.1 to the Company’s Current Report on Form 8-K to which this unaudited pro forma combined statement of operations is attached as Exhibit 99.2.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2023

(in thousands, except share and per share data)

	ACELYRIN	ValenzaBio from January 1, 2023 to January 4, 2023	Notes	Pro Forma Combined
Operating expenses
Research and development	$355,886	$1,020	3	$356,906
General and administrative	$66,178	1,771	3	67,949

Total operating expenses	422,064	2,791		424,855

Loss from operations	(422,064)	(2,791)		(424,855)

Change in fair value of derivative tranche liability	$10,291	—		10,291
Interest income	$30,555	2		30,557
Other expense, net	$(423)	—		(423)

Net loss	$(381,641)	$(2,789)		$(384,430)

Net loss per share
Basic and diluted	$(5.43)			$(5.47)

Weighted-average shares used in computing net loss per share
Basic and diluted	70,249,580			70,249,580

See the accompanying “Notes to Unaudited Pro Forma Condensed Combined Statements of Operations.”

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

1. Description of the ValenzaBio Acquisition

On December 20, 2022, the Company entered into the ValenzaBio Merger Agreement to acquire ValenzaBio. In connection with the planned ValenzaBio acquisition, the Company formed two wholly owned subsidiaries, WH1, Inc. and WH2 LLC in November 2022. Through the two-step merger and restructuring, WH1 Inc. was merged with and into ValenzaBio with WH1 Inc. ceasing to exist, and ValenzaBio was then merged with and into WH2 LLC, with WH2 LLC continuing as the legal successor to ValenzaBio. such that ValenzaBio became a wholly owned subsidiary of the Company (the “Acquisition”). The Acquisition closed on January 4, 2023 (the “Closing Date”).

ValenzaBio was a privately held company developing therapies for autoimmune and inflammatory diseases. The Acquisition added additional assets into the Company’s portfolio, including lonigutamab and SLRN-517.

For accounting purposes, the transaction was accounted for as an asset acquisition in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, and FASB ASC 350, Intangibles—Goodwill and Other, after considering whether substantially all of the fair value of the gross assets acquired was concentrated in a single asset or group of assets and whether the Company acquired a substantive process capable of significantly contributing to the ability to create outputs.

As consideration, the Company issued 18,885,731 shares of its Class A Common Stock to ValenzaBio stockholders, of which 2,013,673 are being held by Seller LLC for any post-acquisition costs and general indemnities for 12 months from the Closing Date (“Holdback Release Date”), and paid $7,663 in cash to one non-accredited investor. Additionally, $0.1 million is payable in cash to Seller LLC to cover Seller LLC’s fees and expenses related to the Acquisition, with any unused amount to be released to ValenzaBio stockholders as soon as practicable following the completion of Seller LLC’s responsibilities. The Company also incurred $1.2 million of acquisition-related costs that were included in the total consideration and capitalized to assets acquired.

The Company assumed options of certain ValenzaBio option holders who entered into consulting agreements with the Company, which became options for the purchase of an aggregate of 1,249,811 shares of the Company’s Class A Common Stock upon the closing of the Acquisition on January 4, 2023. The assumed options vested in full on March 31, 2023. Each assumed option is exercisable until the earlier of (i) 12 months following the termination of the option holder’s continuous service with the Company, or (ii) the original expiration date of such assumed option.

Outstanding ValenzaBio shares were exchanged into shares of the Company’s Class A Common Stock and the options described above assumed at an exchange ratio of 0.8027010-for-one.

The Company agreed to make severance payments to certain former ValenzaBio employees of approximately $5.1 million in the aggregate for a period of three to 18 months (depending on the position and tenure of such employees) from the Closing Date. In connection with the Acquisition, the Company negotiated an amendment, effective as of January 4, 2023, to the Pierre Fabre Medicament SAS (Pierre Fabre) license and commercialization agreement. In connection with the amendment, the Company paid a $10.0 million non-refundable license fee to Pierre Fabre.

2. Basis of Presentation

The unaudited pro forma condensed combined statement of operations has been prepared by the Company in accordance with Article 11 of Regulation S-X. The pro forma condensed combined statement of operations reflects transaction accounting adjustments management believes are necessary to present fairly the Company’s pro forma results of operations for the period indicated.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 is based upon and derived from the historical financial information of the Company and ValenzaBio and is presented as if the Acquisition had occurred on January 1, 2023.

3. Pro Forma Notes

The following amounts represent expenses that are included in the Company’s unaudited condensed combined results for the year ended December 31, 2023 and that are not expected to recur in the Company’s statement of operations beyond 12 months after the date of the acquisition.

•

The estimated fair values of the in-process research and development assets lonigutamab and SLRN-517 were $114.8 million and $8.2 million, respectively. The Company concluded that acquired assets do not have an alternative future use and recognized the full amount of $123.1 million.

•	$10.0 million of additional research and development expenses in connection with the amendment of Pierre Fabre Agreement, incurred in connection with the Acquisition.

•

$3.1 million of research and development expenses and $2.7 million of general and administrative expenses related to the post-acquisition compensation of (i) assumed options for 1,249,811 shares of the Company’s common stock of $4.9 million, (ii) unvested options of ValenzaBio employees, who did not enter into the consulting agreements with the Company, that were accelerated at the closing of $0.9 million and (iii) $38,000 payments in cash.

•

$2.5 million of research and development expenses and $2.4 million of general and administrative expenses related to the fair value of severance payments obligation to all ValenzaBio former employees payable from three to eighteen months after the Closing Date.

•

$0.9 million of research and development expenses and $1.6 million of general and administrative expenses related to: (i) stock-based compensation expense of $0.5 million recorded in research and development expenses and $1.3 million recorded in general and administrative expenses related to the forfeited and cancelled founders options and restricted common stock shares, and accelerated options for employees who did not enter into consulting agreements with the Company, and (ii) bonuses and related taxes of $0.4 million recorded in research and development expenses and $0.3 million recorded in general and administrative expenses incurred in connection with bonuses paid to all employees upon the Acquisition closing.